Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2013 FIRST QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS INCREASES QUARTERLY CASH DIVIDEND BY 17%

Q1 2013 Financial Highlights

•                  Revenues increased by 40.6% to $410.0 million from the first quarter of 2012

•                  Net income attributable to Primoris of $9.8 million, or $0.19 per diluted share, compared to Q1 2012 net income attributable to Primoris of $10.5 million, or $0.20 per diluted share

•                  At March 31, 2013:

•            $144.7 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.22 billion, an increase of 9.1% from March 31, 2012

Dallas, TX — May 7, 2013— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2013.

The company also declared a 16.7% increase in the quarterly cash dividend to $0.035 per share from $0.03 per share.  The $0.035 per share cash dividend is payable to stockholders of record as of June 28, 2013, payable on or about July 15, 2013.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris commented, “Overall we are pleased with our first quarter results as our quarterly revenue grew over 40% from the 2012 first quarter. We are progressing well in assimilation of our 2012 acquisitions and continue to see strength in revenues and profits in our legacy business.  Our operating margins were less than we would have liked, but they were still within a very respectable range for our industry.  As I have mentioned previously, several of our new companies’ results will exacerbate the seasonality of our overall performance.  That was certainly the case for this winter quarter.  With the very recent arrival of better weather, we expect strong contributions from our recent acquisitions, as well as our legacy group, for the rest of the year.”

Mr. Pratt continued, “We remain very optimistic about almost all of our business lines both in the near term and beyond, and we are increasing our investment in our construction fleet to take advantage of the opportunities. The upstream market remains robust, the midstream market continues to exhibit strength with long haul projects returning and the downstream market is really becoming very exciting, with contractor capacity constraints already evident.  The power and industrial market in the West continues to present mid- and long-term opportunities while the highway business in our geographic markets remains ample.  Even the water and wastewater markets are beginning to show some signs of recovery.  2013 has the potential for a great year of both revenue and profitability growth.”

2013 FIRST QUARTER RESULTS OVERVIEW

Revenues for the 2013 first quarter increased 40.6% to $410.0 million from $291.6 million for the same period last year.  Organic growth accounted for 18.6% of the increase, and the remaining 22.0% increase was from the acquisitions of Sprint, Saxon, Q3C, and FSSI.  Gross profit increased by $8.5 million, or 22.6% , compared to the same period in 2012.  The profit increase from the organic growth was $5.7 million and the acquisitions of Sprint, Saxon, Q3C, and FSSI contributed $2.8 million to the increase in gross profit.

In March 2013, we purchased the assets of Force Specialty Services, Inc. (“FSSI”) which specializes in turn-around work at refineries and chemical plants in the Gulf Coast area.

SEGMENT RESULTS

•              East Construction Services — The East Construction Services segment consists of businesses located primarily in the southeastern United States and along the Gulf Coast.  Included in this segment are the operations of JCG’s Heavy Civil, Industrial and Infrastructure & Maintenance divisions; Cardinal Contractor’s water and wastewater construction activities;  the services provided by the three 2012 acquisitions (Sprint, Silva and Saxon) and the results of FSSI, acquired in March 2013.

•              West Construction Services — The West Construction Services segment consists of businesses located primarily in the western United States.  The segment primarily includes the underground and industrial operations of ARB, Inc.; the operations of Rockford which performs its major capital underground work throughout the United States; the operations of ARB Structures, and the 2012 acquisition of Q3C Contracting, Inc.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              Engineering — The Engineering segment includes the results of OnQuest, Inc. and OnQuest Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$190,211	46.4%	$121,850	41.8%
West Construction Services	207,686	50.6%	158,031	54.2%
Engineering	12,098	3.0%	11,692	4.0%
Total	$409,995	100.0%	$91,573	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended March 31,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$14,995	7.9%	$11,418	9.4%
West Construction Services	28,749	13.8%	24,401	15.4%
Engineering	2,352	19.4%	1,777	15.2%
Total	$46,096	11.2%	$37,596	12.9%

East Construction Services:  Revenues increased by $68.4 million in the 2013 first quarter, primarily due to the 2012 acquisition of Sprint.   For the quarter, Sprint increased revenue by $39.8 million compared to the first quarter of 2012, driven by increased gas and crude-oil pipeline activity in the Eagle Ford area located in south Texas.  Additional increases in revenues came from JCG’s Industrial Group, Cardinal Contractors and Saxon.  These increases were somewhat offset by declines in the JCG Heavy Civil and Infrastructure & Maintenance divisions.  The $3.6 million increase in gross profit was driven by the Sprint acquisition, which increased gross profit by $2.1 million, as well as a $0.8 million contribution from Saxon.  The reduction in gross margin as a percentage of revenues is primarily related to the startup costs associated with the I-35 projects in Belton, Texas area.

West Construction Services:  Revenues increased by $49.7 million in the 2013 first quarter.  Excluding the acquisition of Q3C, the revenue increase was $34.2 million, of which $32.2 million is from increased revenues at Rockford, which saw significant work for major gas utilities in the Pennsylvania shale area.  This was offset by a revenue decline of $4.6 million for the ARB Industrial division, reflecting the substantial completion of work on two power plants at the end of 2012.  Segment gross profit increased by $4.3 million.  Gross profit at Q3C was slightly less than breakeven primarily due to the seasonality of the business, as the winter weather severely limits work opportunities and results in under-utilization of equipment.  Excluding Q3C, gross profit increased by $4.6 million.  The increased gross profit was spread across our subsidiaries, with $2.1 million coming from underground projects, $1.8 million from industrial projects, and $0.8 million from parking infrastructure projects.  While increased revenues contributed to the underground gross profit increase, the gross profit was also impacted by a decrease in the comparable gross profit attributable to a large pipeline project at Rockford in the prior year 2012.  Gross profit as a percent of revenue decreased to 13.8% during the three months ended March 31, 2013 from 15.4% in the same period in 2012, reflecting primarily the impact of Q3C.    Excluding the effect of Q3C, gross profit as a percentage of revenues was 15.1%, compared to 15.4% in the same period in 2012.

Engineering: Revenues increased by $0.4 million, and gross profit increased by $0.6 million.  Gross profit as a percentage of revenues was 19.4%, compared to 15.2% for the same period in 2012.  The increase was due primarily to projects closeouts in the current year.

Selling, general and administrative expenses (“SG&A”) were $28.6 million, or 7.0% of revenues for the first quarter of 2013, compared to $20.3 million, or 7.0% of revenues for the first quarter of 2012, an increase of $8.3 million.  The increased SG&A was primarily a result of the Sprint, Saxon, Q3C, and FSSI acquisitions.  SG&A expenses at the acquired companies were $5.9 million in the first quarter of 2013, an increase of $5.1 million from the first quarter of 2012 which included the Sprint acquisition for less than one month.  Of the remaining $3.2 million increase from the first quarter of 2012 to the first quarter of 2013, compensation and compensation related expenses were $2.6 million.

Operating income for the 2013 first quarter was $17.5 million, or 4.3% of total revenues, compared to $17.3 million, or 5.9% of total revenues, for the same period last year.

Net other income and expenses in the 2013 first quarter was an expense of $1.2 million, a $1.0 million decline from net other expense of $0.2 million in the 2012 first quarter.  The decline was primarily due to the near completion of work by the St. Bernard Levee Partners joint venture.

The provision for income taxes for the 2013 first quarter was $6.2 million, or an effective tax rate on net income attributable to Primoris of 38.9%, compared to $6.6 million, or an effective tax rate on net income attributable to Primoris of 38.5%, in the prior year quarter.

Net income attributable to Primoris for the 2013 first quarter was $9.8 million, or $0.19 per diluted share, compared to net income attributable to Primoris of $10.5 million, or $0.20 per diluted share, in the same period in 2012.

Fully diluted shares outstanding for the 2013 first quarter increased by 0.3% to 51.5 million from 51.3 million in last year’s first quarter.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at March 31, 2013 included cash and cash equivalents of $141.5 million, working capital of $140.8 million, total debt and capital leases secured by equipment of $165.5 million, and stockholders’ equity of $344.2 million.  The balance sheet included a $24.6 million liability representing the estimated fair value for unpaid earnout amounts from acquisitions.

BACKLOG

Segment	Backlog at March 31, 2013 (in millions)

East Construction Services	$922
West Construction Services	286
Engineering	16
Total	$1,224

At March 31, 2013, total backlog using our historical calculation was $1.22 billion compared to $1.35 billion at December 31, 2012.  Primoris expects that during the next four quarters, using the historic calculation for backlog, we will recognize as revenue approximately 49% of the East Construction Services segment backlog, approximately 96% of the West Construction Services segment backlog, and approximately 98% of the Engineering segment backlog at March 31, 2013.  For the three months ended March 31, 2013, approximately $73.0 million of revenue was generated by projects that were not included in the historical backlog calculation.

As discussed in the Quarterly Report on Form 10-Q for the period ended March 31, 2013, we are changing our backlog calculation to better reflect the company’s increasing percentage of revenues derived from MSAs as a result of the acquisitions of Sprint and Q3C.  Beginning this quarter, the new calculation adds estimated annual MSA revenues.  With this addition to the backlog calculation, the new total backlog at March 31, 2013 was $1.7 billion.

Backlog should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’s revenues are still derived from projects that are not part of a backlog calculation, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts, and projects that are considered a part of backlog may be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, May 7 at 12:00 pm Eastern Time / 11:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8029 (Domestic)

•             (201) 689-8029 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has tripled its revenue and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release, our Quarterly Report on Form 10-Q for the period ended March 31, 2013, those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2012, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statement.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues	$409,995	$291,573
Cost of revenues	363,899	253,977
Gross profit	46,096	37,596
Selling, general and administrative expenses	28,619	20,274
Operating income	17,477	17,322

Other income (expense):
Income from non-consolidated entities	269	1,101
Foreign exchange loss	(59)	(42)
Other expense	(56)	(208)
Interest income	40	22
Interest expense	(1,424)	(1,101)
Income before provision for income taxes	16,247	17,094

Provision for income taxes	(6,207)	(6,564)
Net income	10,040	10,530

Net income attributable to noncontrolling interests	(270)	(44)

Net income attributable to Primoris	9,770	10,486

Earnings per share:
Basic:	$0.19	$0.21
Diluted:	$0.19	$0.20

Weighted average common shares outstanding:
Basic	51,456	51,096
Diluted	51,467	51,337

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$141,527	$157,551
Short term investments	3,179	3,441
Customer retention deposits and restricted cash	27,371	35,377
Accounts receivable, net	249,621	268,095
Costs and estimated earnings in excess of billings	48,164	41,701
Inventory and uninstalled contract materials	37,917	37,193
Deferred tax assets	10,477	10,477
Prepaid expenses and other current assets	10,810	10,800
Total current assets	529,066	564,635
Property and equipment, net	195,258	184,840
Investment in non-consolidated entities	13,082	12,813
Intangible assets, net	50,984	51,978
Goodwill	118,964	116,941
Other long-term assets	1,181	—
Total assets	$908,535	$931,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$105,876	$151,546
Billings in excess of costs and estimated earnings	160,944	158,892
Accrued expenses and other current liabilities	75,996	76,152
Dividends payable	1,547	—
Current portion of capital leases	4,273	3,733
Current portion of long-term debt	20,944	19,446
Current portion of contingent earnout liabilities	18,728	10,900
Total current liabilities	388,308	420,669
Long-term capital leases, net of current portion	3,469	3,831
Long-term debt, net of current portion	136,764	128,367
Long-term contingent earnout liabilities, net of current portion	5,897	12,531
Deferred tax liabilities	20,018	20,018
Other long-term liabilities	9,913	13,153
Total liabilities	$564,369	$598,569
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	158,639	155,605
Retained earnings	183,741	175,517
Noncontrolling interests	1,781	1,511
Total stockholders’ equity	344,166	332,638
Total liabilities and stockholders’ equity	$908,535	$931,207